                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. )

                        Bedford Property Investors, Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of class of securities)

                                    076446202
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                                 (CUSIP number)

Check the following box if a fee is being paid with this statement /x/ (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

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CUSIP No.    076446202                 13G        Page        2 of      8 Pages
-----------------------------                     ------------------------------

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   1      NAME OF REPORTING PERSONS
          S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS
                        Morgan Stanley Group Inc.
                        IRS # 13-283-8891

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    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) / /
                                                                   (b) / /

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    3     SEC USE ONLY
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    4     CITIZENSHIP OR PLACE OF ORGANIZATION
                        The state of organization is Delaware.
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          NUMBER OF                        5       SOLE VOTING POWER
            SHARES                                           0
                                        ----------------------------------------
         BENEFICIALLY                      6       SHARED VOTING POWER
           OWNED BY                                    125,600
                                        ----------------------------------------
             EACH                          7       SOLE DISPOSITIVE POWER
          REPORTING                                          0
                                        ----------------------------------------
         PERSON WITH                       8       SHARED DISPOSITIVE POWER
                                                       383,000
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    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                383,000

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   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


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   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                   6.29%

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   12     TYPE OF REPORTING PERSON*
                        IA, CO
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                     * SEE INSTRUCTIONS BEFORE FILLING OUT !

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CUSIP No.    076446202                 13G        Page        3 of      8 Pages
-----------------------------                     ------------------------------

--------------------------------------------------------------------------------
  1         NAME OF REPORTING PERSONS
            S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS
                   Morgan Stanley Asset Management Inc.
                   IRS # 13-304-0307

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   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /
                                                              (b) / /

--------------------------------------------------------------------------------
   3       SEC USE ONLY

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   4       CITIZENSHIP OR PLACE OF ORGANIZATION
                  The state of organization is Delaware.

--------------------------------------------------------------------------------
        NUMBER OF                    5       SOLE VOTING POWER
         SHARES                                          0
                                  ----------------------------------------------
      BENEFICIALLY                   6       SHARED VOTING POWER
        OWNED BY                                   125,600
                                  ----------------------------------------------
          EACH                       7       SOLE DISPOSITIVE POWER
        REPORTING                                        0
                                  ----------------------------------------------
       PERSON WITH                   8       SHARED DISPOSITIVE POWER
                                                   383,000
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                          383,000

--------------------------------------------------------------------------------
  10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                             6.29%

--------------------------------------------------------------------------------
  12       TYPE OF REPORTING PERSON*
                  IA, CO

--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT !

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CUSIP No.    076446202                 13G        Page        4 of      8 Pages
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
Item 1 (a)                                      Name  of  Issuer
--------------                                  ----------------------------
                                                Bedford Property Investors, Inc.

Item 1 (b)                                      Address of issuer's principal executive offices
--------------                                  --------------------------------------------------------
                                                270 Lafayette Circle
                                                Lafayette, CA 94549

Item 2 (a)                                      Name of person filing
--------------                                  --------------------------------------------------------

                                         (a)    Morgan Stanley Group Inc.
                                         (b)    Morgan Stanley Asset Management Inc.

Item 2 (b)                                      Principal  business  office
--------------                                  --------------------------------------------------------

                                         (a)    1585 Broadway
                                                New York, New York 10036

                                         (b)    1221 Avenue of the Americas
                                                New York, New York 10020

Item 2 (c)                                      Citizenship
--------------                                  ----------------------------

                                                Incorporated by reference to Item 4 of the cover
                                                page pertaining to each reporting person.

Item 2 (d)                                      Title of class of Securities
--------------                                  --------------------------------------------------------

                                                Common  Stock

Item 2 (e)                                      Cusip  No.
--------------                                  ----------------------------

                                                076446202

Item    3                                (a)    Morgan Stanley Group Inc. is (e)an Investment Adviser registered
--------------                                  under section 203 of the Investment Advisers Act of 1940.

                                         (b)    Morgan Stanley Asset Management Inc. is (e) an Investment Adviser
                                                registered under Section 203 of the Investment Advisers Act of
                                                1940.

Item    4                                       Ownership
--------------                                  ----------------------------

                                                Incorporated by reference to Items (5) - (9) and (11) of the cover page.

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CUSIP No.    076446202                 13G        Page        5 of      8 Pages
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
Item 5                           Ownership of 5 Percent or Less of a Class
------                           -----------------------------------------
                                 Inapplicable

Item 6                           Ownership of More than 5 Percent on Behalf of Another Person
------                           ------------------------------------------------------------

                                 Accounts managed on a discretionary basis by Morgan Stanley Asset Management
                                 Inc., a wholly owned subsidiary of Morgan Stanley Group Inc., are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities. No such account holds more than 5 percent of the class.

Item 7                           Identification and Classification of the Subsidiary Which Acquired
------                           ------------------------------------------------------------------
                                 the Security Being Reported on By the Parent Holding Company
                                 ------------------------------------------------------------

                                 Inapplicable

Item 8                           Identification and Classification of Members of the Group
------                           ---------------------------------------------------------

                                 Inapplicable

Item 9                           Notice of Dissolution of Group
------                           ------------------------------

                                 Inapplicable

Item 10                          Certification
-------                          -------------

                                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

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CUSIP No.    076446202                 13G        Page        6 of      8 Pages
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                     After reasonable inquiry and to the best of my knowledge
                     and belief, I certify that the information set forth in this statement is true, complete and correct.

Date :               February 12, 1996

Signature :          /s/ Peter A. Nadosy
                     -----------------------------------------------------------

Name / Title :       Peter A. Nadosy / Vice Chairman
                     -----------------------------------------------------------
                     MORGAN STANLEY ASSET MANAGEMENT INC.

Date :               February  12,  1996

Signature :          /s/ Edward J. Johnsen
                     -----------------------------------------------------------

Name / Title :       Edward J. Johnsen / Vice President Morgan Stanley & Co.
                     Incorporated
                     MORGAN STANLEY GROUP INC.

                                INDEX TO EXHIBITS                                                          PAGE
                                -----------------                                                          ----
    EXHIBIT 1       Agreement to Make a Joint Filing                                                        7
-------------------


    EXHIBIT 2       Secretary's Certificate Authorizing Edward J. Johnsen                                   8
------------------- to Sign on behalf of Morgan Stanley Group Inc.
